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                                                                    Exhibit 99.4


                            ASHLAND BANKSHARES, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 23, 1999

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Ashland Bankshares, Inc. ("Ashland") will be held on March 23, 1999 at 3:30 P.M., Eastern Standard Time, at Bank of Ashland, 1422 Winchester Avenue, Ashland, Kentucky.

         A Proxy Statement/Prospectus and Proxy Card for the special meeting are enclosed herewith. The special meeting is for the purpose of considering and voting upon the following matters:

                  1. A proposal to approve the affiliation agreement dated as of September 8, 1998, as amended on December 15, 1998, and the related plan of merger dated as of September 8, 1998, as amended on February __, 1999, each by and between Fifth Third Bancorp ("Fifth Third") and Ashland. Pursuant to the affiliation agreement and plan of merger, Ashland will merge into Fifth Third. At the time the merger becomes effective, each share of common stock of Ashland will be converted by virtue of the merger into the right to receive 9.754427 shares of common stock of Fifth Third subject to possible adjustment in certain circumstances.

                  In the event of a substantial decline in the trading price of Fifth Third Common Stock relative to a group of peer institutions under certain circumstances as provided in the affiliation agreement and plan of merger, the Ashland Board of Directors may terminate the affiliation agreement and the plan of merger if Ashland and Fifth Third cannot agree on an adjustment to the terms of the merger. Approval of the proposal will also authorize the Ashland Board of Directors to exercise its discretion whether to proceed with the merger in the event that Ashland has the right to exercise its termination right as described in the preceding sentence without notice to, or a resolicitation of, shareholders. See "Terms of the Affiliation Agreement-Termination; Amendment; Waiver" in the accompanying Proxy Statement/Prospectus.

                  2. Such other business as may properly come before the special meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the special meeting.

         Pursuant to the Bylaws of Ashland, the Board of Directors has fixed ______________, 1999 as the record date, for the determination of shareholders entitled to receive notice of, and to vote at, the special meeting and any adjournments thereof. Any action may be taken on any of the foregoing proposals at the special meeting on the date specified above, or on any date or dates less than 30 days later to which, by original or later adjournment, the meeting may be adjourned. Only holders of record of Ashland common stock at the close of business on the record date will be entitled to vote at the special meeting or any adjournments thereof.



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         THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE ISSUED AND
OUTSTANDING SHARES OF ASHLAND COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE THE AFFILIATION AGREEMENT AND PLAN OF MERGER. IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE MEETING, THE MEETING MAY BE ADJOURNED BY A MAJORITY OF THE VOTES CAST IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES BY ASHLAND; PROVIDED, HOWEVER, THAT NO PROXY WHICH IS VOTED AGAINST THE AFFILIATION AGREEMENT AND PLAN OF MERGER WILL BE VOTED IN FAVOR OF ADJOURNMENT TO SOLICIT FURTHER PROXIES FOR SUCH PROPOSAL.

         APPROVAL OF THE PROPOSAL WILL ALSO AUTHORIZE THE BOARD OF DIRECTORS TO EXERCISE ITS DISCRETION WHETHER TO PROCEED WITH THE MERGER IN THE EVENT THAT ASHLAND HAS THE RIGHT TO EXERCISE ITS TERMINATION RIGHT AS DESCRIBED ABOVE. ASHLAND EXPECTS THAT THE ASHLAND BOARD OF DIRECTORS WOULD EXERCISE SUCH DISCRETION AND DECIDE WHETHER TO TERMINATE THE AFFILIATION AGREEMENT AND PLAN OF MERGER OR, IN THE EVENT OF A SUBSTANTIAL DECLINE OF THE TRADING PRICE OF FIFTH THIRD COMMON STOCK, AGREE TO AN ADJUSTMENT TO THE TERMS OF THE MERGER, WITHOUT A RESOLICITATION OF SHAREHOLDERS.

         THE PROXY STATEMENT/PROSPECTUS DESCRIBES YOUR RIGHTS TO DISSENT FROM THE MERGER AND THE PROCEDURES YOU MUST FOLLOW TO EXERCISE THOSE RIGHTS.

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BEFORE IT IS EXERCISED BY SUBMITTING A LATER DATED PROXY, BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON OR BY GIVING NOTICE OF REVOCATION TO ASHLAND IN WRITING ADDRESSED TO AND RECEIVED BY THE SECRETARY OF ASHLAND BEFORE THE SPECIAL MEETING.

                                        By Order of the Board of Directors



Ashland, Kentucky                       _____________________________________
__________________, 1999